Exhibit 10.1
*	PMFG, INC. HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “ COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS AGREEMENT. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]”.
CEFCO PROCESS MANUFACTURING LICENSING AGREEMENT
     This CEFCO Process Manufacturing Licensing Agreement (this “Agreement”) is made and entered into to be effective as of July 12, 2010 (the “Effective Date”), by and between CEFCO Global Clean Energy, LLC (the “Company”), a Texas limited liability company, and Peerless Mfg. Co., (“Peerless”), a Texas corporation, (each a “Party” and collectively “Parties”). Capitalized terms used herein are defined in Section 1.01 or in the applicable Section cross-referenced in Section 1.01.
RECITALS
     WHEREAS, CEFCO, LLC (the “Parent” or the “Owner”) owns all right, title, and interest in the Licensed Process and has granted the exclusive usage and licensing rights to the Company in the Field of Use pursuant to that certain Intellectual Property Licensing Agreement (the “I.P. Agreement”) between the Parent and the Company, made effective as of March 20, 2009;
     WHEREAS the Parties desire to enter into this Agreement which provides Peerless with an exclusive license to the CEFCO Process in the Territory within the Field of Use, subject to the terms and conditions in Article 2 for the CEFCO Process Units and CEFCO Process Components; and
     WHEREAS, the Company intends to separately grant non-exclusive marketing and distribution licenses to Licensed Distributors in the Territory as distinct in purpose and function from this grant to Peerless to be the Licensed Manufacturer in the Territory, subject to the terms and conditions of Article 2.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:
ARTICLE 1
Definitions and Construction
     1.01 Definitions
     The following terms with initial capital letters shall have the following meanings:
     “Affiliate” of a specified Person means any other Person that controls, is controlled by, or is under common control with, the specified Person, where control means the power or ability to affect the management or policies of a Person, whether by contract, ownership of securities, or otherwise. Notwithstanding the foregoing, Peerless will not be deemed an Affiliate of the Company or the Parent.
     “Agreement” is defined in the Preamble.
     “Alternative Order” is defined in Section 2.02.
     “Auditor” is defined in Section 3.05.
     “Books and Records” is defined in Section 3.04.
     “CEFCO Process Components” means all hardware pieces, parts, and components making up a CEFCO Process Unit including, but are not limited to the flue gas capture, reagent lines and steam circulation system, aerodynamic reaction chambers, coalescers, product-recovery and other components, except for the CEFCO supersonic nozzles and the associated reagent injection spray mechanism.
     “CEFCO Intellectual Property means all Intellectual Property owned by, assigned to, controlled by, or under an obligation to be assigned to the Company or the Parent.
     “CEFCO Patent Application” is defined in Section 4.03.
     “CEFCO Process” or “Licensed Process” means the process for the selective and sequential capture and removal of pollutants from gaseous mixtures, the scope of which is specifically set out and described in U.S. Patent Application Publication No. 2008/0250715, entitled, “PROCESS AND APPARATUS FOR CARBON CAPTURE AND ELIMINATION OF MULTI-POLLUTANTS IN FLUE GAS FROM HYDROCARBON FUEL SOURCES AND RECOVERY OF MULTIPLE BY-PRODUCTS.”
     “CEFCO Process Unit” means the processing unit combining the CEFCO Process Components and the CEFCO supersonic nozzles and reagent injection spray mechanisms.
     “Commercially Reasonable” means “reasonable commercial standards for fair dealing” within the meaning of the Uniform Commercial Code for the State of Delaware as in effect on the Effective Date.
     “Company” is defined in the Preamble.
     “Confidential Information” means all information, data, or materials, in any medium or format, written or oral, received by (i) the Company, its Parent, their Affiliates, or their Subordinates from Peerless, its Affiliates, or its Subordinates, on the one hand, or (ii) by Peerless, its Affiliates, or its Subordinates, from the Company, its Parent or their Affiliates, or Subordinates, on the other; pursuant to this Agreement, and all information and materials incorporating the material so received, including know-how and trade secrets, but only to the extent that any and all information and materials incorporating trade secrets have specifically identified in writing the trade secrets therein by the providing party prior to or concurrently with the disclosure of the trade secrets. Confidential Information does not include information that:

     (a) is now, or hereafter, through no act or failure to act on the part of the receiving party, becomes, generally known without restriction on disclosure and without violation of trade secret protection or a duty of confidentiality;
     (b) is hereafter furnished to the receiving party by a third party as matter of right without restriction on disclosure and without violation of trade secret protection or a duty of confidentiality;
     (c) is independently developed by the receiving party without the use of the Confidential Information and such can be clearly and convincingly proved by contemporaneous documentary evidence;
     (d) is disclosed to any Person by the party owning the Confidential Information without any restriction, express or implied, including trade secrets that are not specifically identified in writing by the providing party prior to or concurrently with disclosure;
     (e) is required to be disclosed in an unprotected manner (such as disclosure in a judicial or administrative proceeding without a protective order) by the receiving party pursuant to a legal, judicial, or administrative procedure, or as is otherwise required by law; provided that the party required to disclose the Confidential Information gives the party owning the Confidential Information notice, to the extent reasonably practicable, of the proposed disclosure so as to afford the party owning the Confidential Information an opportunity to seek to prevent its disclosure;
     (f) is already known to the receiving party without restriction on disclosure from a Person that was not under a duty of confidentiality to the Person owning such Confidential Information and such can be clearly and convincingly proved by the receiving party;
     (g) is approved for release or use without restriction by written authorization of an officer of the party owning the Confidential Information; or
     (h) is part of or disclosed within a patent prosecution file of a published patent application or issued patent that was published or issued without any confidentiality restrictions.
     “Dispute” means any controversy, claim, cause of action, or dispute arising between the Parties relating to, arising out of, or in any way connected with this Agreement or any term or condition of this Agreement, or the performance by any party of its obligations under this Agreement, whether before or after termination of this Agreement.
     “Dispute List” means a statement identifying and listing the specific reasons that a Peerless Proposal is unacceptable to a potential Licensed User or a Licensed User.
     “Effective Date” is defined in the Preamble.
     “Engagement Letter” is defined in Section 6.02.
     “Exclusivity Period” is defined in Section 2.02.

     “Field of Use” means the field of air quality control systems for post-combustion gases, including air filtration, air emissions control, carbon emission and capture and air pollutants recovery, and the production of end-products, including chemicals, fertilizers, fuels, and metals and minerals, from the products of such filtration, control, capture or recovery process.
     “Force Majeure Event” is defined in Section 11.06.
     “Grant Fee” is defined in Section 3.01.
     “Improvement” means any invention, idea, or know-how, whether or not protectable Intellectual Property that materially modifies, improves, or changes the operation or operability of the CEFCO Process from the operation, material, or processes as explicitly described in U.S. Patent Application Publication No. 2008/0250715.
     “Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trade secrets, trademarks, service marks, copyrights, moral rights, technology, inventions, discoveries, improvements, know-how, proprietary rights, formulae, software containing: spreadsheet formulae, ChemCAD, AutoCAD, any CAD, and such design programs showing the proprietary know-how and trade secrets, processes, methods, technical information, and related confidential and proprietary information, and all other similar intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, goodwill and common law rights, and causes of action relating to any of the foregoing, as well as all past, present, and future rights in patents, industrial property rights, copyrights, trademarks, know how, and trade secrets as separately protected under the appropriate trade secret law relating thereto.
     “Licensed Distributor” means a Person duly licensed by the Company as an authorized distributor and marketer of the CEFCO Process in an authorized territory, market segment or industrial sector, as the case may be, that is current and maintaining its related payment obligations of fees or royalties to the Company in accordance with its terms.
     “Licensed Manufacturer” means a Person duly licensed to the CEFCO Process by the Company as an authorized manufacturer of the CEFCO Process Units and the CEFCO Process Components in an authorized territory, market segment or industrial sector, as the case may be, which may directly contact and negotiate with Licensed Users and potential Licensed Users for the manufacture of such CEFCO Process Units and/or CEFCO Process Components and that is current and maintains its related payment obligations of fees and royalties to the Company.
     “Licensed User” means an actual or potential end user customer who has agreed to pay user license fees to the Company under a user licensing agreement for the CEFCO Process in order to become authorized as a Licensed User, and is further defined as a purchaser of the CEFCO Process Unit(s) as described in this Agreement.
     “Management Agreement” is defined in Section 6.02.

     “Manufacturing Project” means a project for the design, manufacturing, procurement and construction of CEFCO Process Units and CEFCO Process Components, as applicable, for a Licensed User that has contracted for the manufacture and installation of the CEFCO Process into the Licensed User’s designated facilities in the Territory.
     “Manufacturing Order” means a written purchase order identifying a Manufacturing Project including identification of the proposed Licensed User and purchaser of the CEFCO Process Unit(s), the location of the end user’s target facilities, the specifications for the manufacturing, time frame, price, margin, and other terms of the manufacturing, and includes all agreements, licenses, and instruments in customary commercial form, constituting an offer such that, if duly executed and delivered by the accepting Person, such agreements, licenses, and instruments would comprise a binding integrated agreement with respect to the proposed Manufacturing Project. The Parties agree that a “Manufacturing Order” will not include or be interpreted to include the manufacture or sale of any equipment for any pilot testing or pilot program of the CEFCO Process or CEFCO Process Units.
     “Pace” is defined in Section 6.02.
     “Parent” is defined in the Preamble.
     “Party” is defined in the Preamble.
     “Peerless” is defined in the Preamble.
     “Peerless Intellectual Property Rights” means all Intellectual Property owned by, assigned to, controlled by, or under an obligation to be assigned to Peerless.
     “Peerless Invention” is defined in Section 5.02.
     “Peerless Proposal” means a proposal or offer, prepared on a Commercially Reasonable basis, submitted by Peerless in response to a request for proposal or quotation for a proposed Manufacturing Project, as requested by either a Licensed User, a Licensed Distributor or by the Company on the one hand, or alternatively, as a sample quotation to a potential or future Licensed User who is negotiating with or is in discussions with the Company or a Licensed Distributor.
     “Person” will be broadly construed to include any individual; any public or private entity, including any corporation, partnership, limited partnership, limited liability company, trust, or business enterprise or any governmental agency or instrumentality; and any “group” within the meaning of §13(d)(3) of the Securities and Exchange Act of 1934, as amended.
     “Subordinate” of a specified Person means any officer or similar functionary of; employee, representative, or agent of; independent contractor to; or any other Person acting for or on behalf of, the specified Person.
     “Territory” shall mean the continental United States of America.
     “Third Party Inventions” is defined in Section 5.01.
     1.02 Rules of Construction.

     Unless the context otherwise clearly requires:
     (a) the word “or” will not be exclusive;
     (b) inclusion of items in a list will not be deemed to exclude other terms of similar import;
     (c) all parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any person or Party by reason of having drafted such provision;
     (d) the word “include” and its derivations means to include without limitation;
     (e) use of terms that imply gender will include all genders;
     (f) defined terms will have their meanings in the plural and singular case;
     (g) references to Sections, Articles, and Exhibits are to the Sections, Articles, and Exhibits to this Agreement;
     (h) financial terms that are not otherwise defined have the meanings ascribed to them under United States generally accepted accounting principles as of the date of this Agreement;
     (i) no example included in this Agreement will be deemed to create any ambiguity or vagueness in the interpretation of any provision of this Agreement; to the extent that any example included in this Agreement is construed as being in clear conflict with any other provision of this Agreement, such example will be deemed superseded by the provisions of this Agreement; and inclusion of any example in this Agreement will not be deemed to exclude any other example or to create any inference that any other example not included was intended to be excluded from the coverage of any provision of this Agreement; and
     (j) the use of “will” as an auxiliary will not be deemed to be a mere prediction of future occurrences.
ARTICLE 2
Grant of Rights and Right of First Refusal
     2.01 Grant of Rights. Subject to the provisions of this Agreement, including the terms and conditions set forth in this Section 2.01 and Section 2.02, the Company hereby grants to Peerless an exclusive license in the Field of Use to the CEFCO Process for all Manufacturing Projects in the Territory, and, as such Licensed Manufacturer, Peerless will be entitled to the exclusive right to perform all manufacturing services for all CEFCO Process Units and CEFCO Process Components for a Manufacturing Project in the Territory. The Company explicitly reserves all rights to the CEFCO Process outside the Field of Use and explicitly reserves the rights to perform testing, research and development of the CEFCO Process within the Field of Use. The Company expressly reserves all rights to develop, manufacture and sell the CEFCO supersonic nozzles and the associated reagent injection spray mechanisms. Peerless’ exclusive license begins from the Effective Date of this Agreement. If either the Company, another

Licensed Manufacturer or a Licensed Distributor receives an inquiry or a request for a quotation or proposal for a Manufacturing Project in the Territory the Company will cause such inquiry or request to be promptly forwarded to Peerless for its exclusive consideration and to evaluate whether to submit a Peerless Proposal. Peerless will promptly consider all such requests, referrals and inquiries received relating to a proposed Manufacturing Project. The failure of Peerless to consider a reasonable and bona fide proposal during its Exclusivity Period may be deemed a breach of the Agreement under Section 9.02; provided that nothing herein is intended to require Peerless to accept any proposal and Peerless’ Commercially Reasonable rejection of any proposal will not be deemed a breach of this Agreement. The Peerless Proposal must be in sufficiently specific form to allow a Commercially Reasonable evaluation of the proposed Manufacturing Project by the Licensed User or potential Licensed User.
     2.02 Exclusivity Period.
     (a) Peerless’ exclusivity for any proposed Manufacturing Project in the Territory will continue until Peerless or the Licensed User or potential Licensed User indicates to Company that Peerless is unable or unwilling to accept or fulfill the requirements of the Manufacturing Order (the “Exclusivity Period”); [REDACTED]* Peerless shall use its best efforts to enter into Manufacturing Orders with Licensed Users or potential Licensed Users. Peerless shall not unreasonably delay or refuse to negotiate a definitive purchase order and contract for a Manufacturing Project with such Licensed User and Peerless will negotiate in a Commercially Reasonable manner with such Licensed User during the Exclusivity Period. If, following the Peerless Exclusivity Period, the Licensed User declares that the parties failed to agree on terms and conditions of the Manufacturing Order, it will submit a Dispute List and request to Peerless and the Company, and the Company will use Commercially Reasonable efforts to negotiate a compromise for no less than 30 days, which period will be deemed to be an extension of the Exclusivity Period. [REDACTED]*
     (b) The Company agrees that it will not and will not cause its Affiliates, Parent or Subordinates or other Licensed Manufacturers or Licensed Distributors to, directly or indirectly, solicit, initiate, cooperate with or facilitate the creation or submission of any Manufacturing Order in violation or breach of this Agreement, including this Article 2. If the Parent, the Company or any such other Persons violates or breaches this Article 2, in addition to specific performance or injunctive relief or other rights and remedies, Peerless will be entitled to a cash amount, which will be paid by the Company as and when received, on demand, equal to manufacturing royalties the Company received, will receive or are due as a result of the applicable Manufacturing Order entered into in violation of this Agreement. Company will be responsible for any violations of this Agreement by its Parents, their Affiliates, Subordinates or Licensed Distributors or other Licensed Manufacturers and will immediately inform Peerless in writing of any violation or breach of this Agreement upon obtaining knowledge thereof.
     (c) The Company will promptly provide Peerless with the abstract of key relevant non-financial terms of any license agreement for either Licensed Users or Licensed Distributors, and all related modifications thereto together with the full text of the IP provisions of each such license agreement and any modification thereof and will keep Peerless informed of the status and material developments with respect to any such license agreement for the CEFCO Process in the Territory. The Company will use Commercially Reasonable efforts to promptly enter into any such proposed license agreement with a potential Licensed User for a Manufacturing Project in the Territory.
ARTICLE 3
Payment
     3.01 Payment for Grant of Rights. In consideration of the grant pursuant to Section 2.01, Peerless will pay to Company an fee in the amount of Ten Million U.S. Dollars ($10,000,000, the “Grant Fee”), which will be paid in installments as follows:
     (a) $1,100,000 will be paid to Company immediately upon the execution of this Agreement.
     (b) $1,400,000 will be paid to Company promptly (but no later than ten business days) after the successful completion of the lab tests which will be conducted and paid for by Peerless, as further described and defined in the lab scale testing agreement to be entered into by Peerless and Company; provided that (i) if the lab testing is successful, as defined by the lab scale testing agreement, Peerless will deduct all costs, subject to a maximum (“not-to-exceed”) agreed cost as set forth in such agreement, it incurred to conduct the lab tests as such agreement may be amended, modified or expanded by the mutual agreement of the Parties, from this second installment payment or if such costs are in excess of this second installment payment, then from any future installment payments until set-off in full; or (ii) if the lab testing is not successful, as defined by the lab scale testing agreement, Peerless may terminate this Agreement and will have no obligation to pay any additional installments of the Grant Fee to Company other than the initial payment pursuant to clause (a) which is non-refundable.
     (c) $2,500,000 promptly (but no later than ten business days) after Peerless’ acceptance of its first final, binding Manufacturing Order and entrance into a final, executed purchase order with a Licensed User. The Parties agree that a Manufacturing Order will not include or be interpreted to include the manufacture or sale of any equipment for any pilot testing or pilot program of the CEFCO Process or CEFCO Process Units.
     (d) $5,000,000 promptly (but no later than ten business days) after Peerless’ receipt and acceptance of an aggregate of $50,000,000 in gross sales revenues represented by final and binding Manufacturing Orders with one or more Licensed Users. The Parties agree that a Manufacturing Order will not include or be interpreted to include the manufacture or sale of any equipment for any pilot testing or pilot program of the CEFCO Process or CEFCO Process Units.
     3.02 Minimum Gross Sales and Royalty Payments.

     (a) Peerless may manufacture, procure and sell equipment for a Manufacturing Order and Manufacturing Project to a Licensed User at any Commercially Reasonable price which may be set by Peerless in its sole discretion. Peerless agrees that it will pay to Company a royalty fee equal to Five Percent (5.0%) of Peerless’ gross sales revenue (net of sales and use taxes paid by Peerless) for a Manufacturing Project, which will be due and payable to Company in installment payments to be paid in accordance with Peerless’ progress payments received from the Licensed User as set forth in Manufacturing Order with such Licensed User. Peerless agrees that it will pay Company its applicable royalty payment within 30 days of Peerless’ receipt of such progress payment from a Licensed User. If Peerless is installing equipment or performing any other services not part of or related to the CEFCO Process on any Manufacturing Project, such gross revenues calculation will not include any revenues from such equipment or services.
     (b) For purposes of calculating the minimum royalty payments due and payable for a 12 month period, the minimum royalty payment will be determined on and will be included in the calculations as of the date that Peerless and the Licensed User entered into a definitive Manufacturing Order agreement even though Company agrees that it will be paid such royalty payments in accordance with Peerless’ progress payment schedule. Such royalty payment when actually made shall not be counted as a royalty payment in the subsequent period for any purpose. If subsequent thereto, such payment is not actually paid in accordance with the anticipated schedule used in the original calculation, then a true-up of the actual payment will be made by Peerless. Peerless will provide the Company with reasonable detail setting forth the calculations, with supporting schedules, of the royalty amounts payable to the Company at the time any royalty payment is made. For example, if Peerless receives a Manufacturing Order in a given year, whose total royalty payment amount would meet or exceed the applicable minimum royalty payment for that year, Peerless will be deemed to have met the minimum royalty payment for that particular year, even though the royalty payments will be made over time in accordance with the project schedule, but such royalty payments when actually made will not be counted as a royalty payment made for any year other than the year in which originally counted.
     3.03 Peerless further agrees that beginning within one year from the first binding and enforceable commercial sale of the CEFCO Process or a CEFCO Process Unit, that Peerless will pay to the Company a minimum royalty of $1,000,000 per year until the third anniversary of such first commercial sale, which will be paid within 30 days of the end of each applicable 12 month period. Beginning the day of the third anniversary of the first commercial sale, the minimum royalty payment will then be increased to $3,000,000 per year until the fifth anniversary of the first commercial sale when the minimum royalty payment will then be increased to $5,000,000 per year until the termination or expiration of this Agreement. The Parties agree that a “first commercial sale” will not include or be interpreted to include the manufacture or sale of any equipment for any pilot testing or pilot program of the CEFCO Process or CEFCO Process Units. If a minimum royalty payment is in effect and the 5% royalty payments due to the Company resulting from Peerless’ gross revenue per year as described above is less than the applicable minimum royalty per year, then only the minimum royalty payments will be the amount due. If no minimum royalty payment is in effect or if the 5%

royalty payments due Company resulting from Peerless’ gross revenue per year as described above exceeds the applicable minimum royalty payment, then Peerless will pay Company royalties based upon its 5% royalty rate on its gross sales revenue for that particular year. The Parties agree that the minimum royalty payment is not in addition to any other royalties previously paid for a given year and that all royalty payments made (to the extent not previously credited as a royalty payment for a prior year) or booked in a given year will be aggregated to comprise the minimum royalty payment, if applicable. If in any year during which a minimum royalty is in effect, the Company fails to grant a license for the CEFCO Process to any Licensed User in the Territory, Peerless’ applicable minimum royalty payments for that year will be waived and Peerless will have no obligation to pay any minimum royalty payments for that year.
     3.04 Records. Peerless shall maintain at its principal office for the duration of any Manufacturing Project and for five (5) years thereafter accurate books and records for each Manufacturing Project for which it provides manufacturing services under a Manufacturing Order (the “Books and Records”) The Books and Records will be in such form and substance and maintained in the ordinary course of Peerless’ business and in sufficient detail to enable the Company to verify the basis for and the accuracy of the regular periodic accounting statements and payments to the Company pursuant to Section 3.02. Upon entering into each Manufacturing Order or amendment thereof or addendum thereto, Peerless shall forthwith send a copy thereof to the Company.
     3.05 Audit and Inspection Rights. The Company shall have the right, exercisable not more than once in any calendar year, to audit at Peerless’ principal office, through its own financial employees or through independent accountants (together the “Auditor”), the Books and Records (both electronic and hard copy) contemplated by Section 3.03. The Company shall provide Peerless with no less than two (2) weeks written notice of its intent to audit Peerless’ Books and Records as provided under this Agreement. Such notice shall indicate the specific period of the specific Manufacturing Project to be audited, the identity of the auditor and the scope of the audit.
     3.06 Exhibits and Presentations. Peerless and Company desire to support each other with disseminating information and educating potential Licensed Users and Licensed Users about the CEFCO Process, including the manufacturing of the CEFCO Process, and may, from time to time, assist each other with exhibitions or presentations regarding the CEFCO Process or the CEFCO Process Unit(s) by either video display or by “miniature modeling” with sufficient sales literature at industry conferences or conventions or may submit for publication papers to recognized industry publications or magazines.
ARTICLE 4
Other Covenants and Agreements
     4.01 The Company-Supplied Material. The Company will provide all CEFCO supersonic nozzles and associated reagent injection spray mechanisms required for each Manufacturing Project to Peerless within a Commercially Reasonable period after a request is made by Peerless. Peerless agrees that it will use good faith efforts to only request such materials from the Company on an as-needed basis for each Manufacturing Order, change order thereto or for necessary or expected replacements. Such CEFCO supersonic nozzles and associated reagent injection spray mechanisms will be provided to Peerless at no cost for installation into the CEFCO Process equipment manufactured by Peerless. The Company will develop and supply all specifications for the CEFCO supersonic nozzles and the associated reagent injection spray mechanism as they are constructed along with the CEFCO Process Components into CEFCO Process Units, which the Company will sell to the Licensed Users in a direct sales transaction, the terms of which will be agreed upon by the Company and the Licensed User and entered into prior to the entering into the applicable Manufacturing Order. The Company will be responsible to the Licensed Users for quality control and assurance of Company supplied nozzles and related mechanisms and Peerless will have no liability or obligation with respect thereto, except for negligent or faulty installation of such nozzles and/or spray mechanism assemblies by Peerless.
     4.02 Lab Tests and Pilot Tests for CEFCO Process. Each of Peerless and the Company agrees that they will use Commercially Reasonable efforts to enter into a lab scale testing agreement with each other (i) as soon as practicable, whereby Peerless will, in coordination with the Company, conduct and run the lab test needed to test and verify the system integration effectiveness of the CEFCO Process, and (ii) as soon as practicable after the completion of a successful lab test pursuant to the scale testing agreement, Peerless and Company will enter into a pilot test agreement, if the terms and conditions, including but not limited to the funding of the pilot study, are mutually agreeable to the Peerless and Company, whereby Peerless will manufacture and supply the equipment needed to complete a full pilot study.
     4.03 Patent of CEFCO Process. The Company agrees that if at any time during the term of this Agreement, the U.S. patent application of the CEFCO Process (U.S. Patent Application Publication No. 2008/0250715, the “CEFCO Patent Application”) is finally denied by the U.S. Patent Office and no further appeals are possible, is abandoned by the Company or the Parent or the CEFCO Process is otherwise deemed to be unpatentable or is infringing on another Person’s patent, Peerless, at its sole option and discretion, may immediately terminate this Agreement, in which case Peerless will not be entitled to a refund of any portion of any installment payments or royalty payments previously made pursuant to Section 3.01 as of the effective date of the termination and Peerless will no longer have any further monetary obligations to Company, and Peerless shall cease and desist from using any of the Company’s trade secrets.
     4.04 Notification of Patent Prosecution Efforts. The Company and the Parent will use Commercially Reasonable efforts to diligently prosecute the CEFCO Patent Application with the U.S. Patent and Trademark Office. The Company or the Parent will promptly provide Peerless with written progress reports detailing each action or statement received from the U.S. Patent and Trademark Office with regard to the CEFCO Patent Application and any responses thereto submitted on behalf of the Company or the Parent. The first such progress report will be due to Peerless no later than six months after the mailing date of the first Office Action issued by the U.S. Patent and Trademark Office, with the subsequent progress reports due to Peerless no less than six months thereafter until a patent issues.
     4.05 Unreasonable Delay in Patent Prosecution. The CEFCO Patent Application will be deemed to be unpatentable, thereby triggering Peerless’ option to immediately terminate this

Agreement pursuant to Section 4.03, upon the earliest occurrence of one or more of the following events: (a) the eighth anniversary of the filing date of the CEFCO Patent Application without a patent having previously issuing therefrom; (b) the filing date of a third Notice of Appeal with the U.S. Patent and Trademark Office on the CEFCO Patent Application without a patent having previously issued therefrom; and (c) the filing date of a third Request for Continued Examination of the CEFCO Patent Application with the U.S. Patent and Trademark Office without a patent having previously issued therefrom.
ARTICLE 5
Ownership of Intellectual Property
     5.01 CEFCO-Owned.
     (a) The Parties acknowledge and agree that the Parent through the exercise of the licensed authority of the Company will retain sole ownership of any and all of the CEFCO Intellectual Property Rights existing prior to the Effective Date of this Agreement. Parent shall also have sole ownership of any Intellectual Property, idea, or invention, including any Improvement to the CEFCO Process, conceived of solely by an employee or representative of the Parent or the Company. Peerless and the Company agree that if Peerless purposefully or intentionally and/or in cooperation with or at the direction of the Company, or as a direct result of Peerless’ execution of a right or obligation under this Agreement conceives of an Improvement to the CEFCO Process or the CEFCO Process Units that such work will be deemed comparable to a “work for hire” and Peerless and Peerless’ employee or agent inventor will have an obligation to assign all rights in the Improvement to the Company or the Parent; provided that the Company and Parent, as applicable, will immediately grant to Peerless a non-exclusive, perpetual, worldwide and royalty-free license to use, manufacture, market or sell such Improvement on, for or in connection with any existing or future Peerless technology or products.
     (b) The Company further agrees that Peerless will be notified of and will be granted a non-exclusive and royalty-free license to use, manufacture, market and sell CEFCO Process Units and CEFCO Process Components utilizing any Improvements on or developed for the CEFCO Process or CEFCO Process Units that are conceived of or developed by Company or the Parent or by any other Licensed User or any other Licensed Manufacturer or Licensed Distributor (the “Third Party Inventions”) for Peerless’ manufacture of the CEFCO Process or CEFCO Process Units and Components. If the Company fails to license to Peerless any Third Party Inventions, Peerless may, except where such license is prohibited by applicable law or regulation, at its sole option and discretion, (i) terminate this Agreement, and (ii) require the Company to refund to it a cash amount equal to the installment of the Grant Fee previously paid by Peerless pursuant to Section 3.01 (d) up to a $5,000,000 maximum limit, or (iii) waive the matter where the damage to Peerless is de minimis.
     5.02 Peerless-Owned. The Parties acknowledge and agree that Peerless will retain sole ownership of any and all of the Peerless Intellectual Property Rights existing prior to the

Effective Date this Agreement. The Parties further acknowledge and agree that if Peerless solely conceives of any Intellectual Property, invention, idea or Improvement for its own products or products in development and such invention was not (i) purposefully or intentionally created for, in connection with or at the direction of the Company for the CEFCO Process or the CEFCO Process Units, or (ii) a direct result of Peerless’ execution of a right or obligation under this Agreement, even if such invention could potentially be used on or could be an Improvement to the CEFCO Process or CEFCO Process Units, then such Intellectual Property will be solely owned by Peerless (the “Peerless Invention”).
     5.03 Joint Conception. Each of Peerless and the Company agree that if Peerless, in cooperation with or at the direction of the Company, jointly conceives of an Improvement to the CEFCO Process or the CEFCO Process Units with the Company then such work will be deemed comparable to a “work for hire” and Peerless and Peerless’ employee or agent inventor will have an obligation to assign all rights in the Improvement to the Company or Parent; provided that the Company or the Parent, as applicable, agrees that it will immediately grant to Peerless a non-exclusive, perpetual, worldwide and royalty-free license to use such Improvement on any existing or future Peerless technology or products. The Parties will communicate their interest in filing for patent protection with respect to any such joint inventions and will determine the means for preparing, filing and prosecuting each application and patent and for the payment of expenses thereof. The Company agrees that if such joint invention is deemed to be patentable, that Peerless inventor(s) will be named as an inventor or co-inventor on any filed patent application, and the Company or the Parent as the named assignee thereof.
     5.04 Proof of Conception. For purposes of Sections 5.01, 5.02, and 5.03, proof of conception of any such Intellectual Property, idea, or invention claimed by a Party will be written documentation created at a time contemporaneous with the date of conception.
ARTICLE 6
Representations and Warranties
     6.01 General Representations and Warranties. Each Party represents and warrants to the other Parties as follows: (a) it is a valid and existing corporation or LLC, as applicable, and in good standing under the laws of the state of its formation; (b) it has the power and authority required to carry on its activities as they are now conducted; (c) it has the has full legal right and power, without the consent of any other Person to execute, deliver and to perform its obligations under this Agreement; (d) all corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken; (e) no consent, approval, authorization or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of such Party in connection with the valid execution and delivery of this Agreement or the performance by such Party of any of its obligations hereunder; (f) the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its governing documents, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets; and (g) the execution, delivery and performance of this Agreement has been duly and validly authorized by each Party, and upon execution and delivery, this Agreement constitutes the valid and binding agreement of each Party enforceable against it in accordance with its terms.
     6.02 Termination of Agreements with and Obligations to Pace. Each of the Parent and Company represents and warrants that all of its agreements, including but not limited to (i) the Engagement Letter dated as of December 23, 2008 , as amended (the “Engagement Letter”) and (ii) the Business Management Agreement dated as of February 25, 2009 (the “Management Agreement”), with Pace Global Energy Services, LLC (“Pace”), have been terminated as of February 13, 2010 and December 23, 2009, respectively, except for any of such provisions of said agreements which survive the termination thereof, and all employees of Pace have been removed from the Board of Directors of the Company and the Parent and from any management positions with the Company and the Parent. Company further represents and warrants that Pace has no rights or options to acquire any additional Equity Interests in Parent or Company, except with respect to any financing raised during the tail period under the Engagement Letter from any party introduced by Pace during the term of the Engagement Agreement.
     6.03 No Partnerships. Each Party represents and warrants to the other Parties that this Agreement is not intended to create, nor shall it be construed as creating or constituting, by implication or otherwise, a partnership or other formal business organization between Peerless and the other Parties, or any investment by Peerless in the Company.
     6.04 CEFCO Intellectual Property. The Company and the Parent represent and warrant that (a) the Company is the exclusive licensee of the CEFCO Process in the Field of Use and that the CEFCO Process is free from any liens or encumbrances and b) as of the Effective Date there are no existing licenses to the CEFCO Process either within or outside of the Field of Use. The Company will provide notice to Peerless of each license to the CEFCO Process for Licensed Manufacturers granted after the Effective Date and will identify the field of use for each such license granted. The Company will provide such notice to Peerless in a Commercially Reasonable time period after grant of such licenses.
     6.05 Restrictions on Ownership. Each of the Parent and the Company represents and warrants that, through the Effective Date of this Agreement, it has taken no deliberate, uncustomary action that would materially affect the ownership or control of any portion of the CEFCO Process and no commitments which would restrict the Company’s right to grant the licenses and rights contemplated herein exist.
     6.06 Pending Lawsuits. Each of the Parent and the Company represents and warrants that there is no action pending in the United States Patent and Trademark Office, or on appeal therefrom, and the Company has no knowledge of any pending court action that would affect Peerless’ use of any portion of the CEFCO Process.
ARTICLE 7
Confidentiality
     7.01 Confidentiality Obligation. Each Party will, and will cause each of its employees, agents, and representatives to (a) hold all Confidential Information relating to the business of the other Party disclosed to it by reason of this Agreement confidential; (b) not use any such Confidential Information except as necessary to perform its obligations and exercise its rights under this Agreement; and (c) not disclose any of such Confidential Information to any third party unless required by law or otherwise legally compelled to disclose such Confidential Information; provided, however, that if such Party is required by law or otherwise legally compelled to disclose such Confidential Information, that such Party notify the other Party of such legal requirement and attempt to afford the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the Confidential Information required to be so disclosed.
     7.02 Securities Laws. It is expected that the Confidential Information may contain material information about Peerless that has not been disclosed to the public generally. Each of the Company and the Parent acknowledge that it is aware and that it will advise its Affiliates and Subordinates that U.S. (federal and state) securities laws prohibit any Person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. In addition, the Company and the Parent agree not to deal in Peerless’ securities (either directly or indirectly), or encourage others to deal in Peerless’ securities or disclose any price sensitive information relating to Peerless and understand doing so could result in criminal or civil penalties.
ARTICLE 8
Indemnification
     8.01 General Indemnification. Each Party agrees to indemnify the other Parties from any and all demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind based upon (i) a breach of the representations and warranties of this Agreement, or (ii) personal injury or death or injury to property to the extent that any of the foregoing is proximately caused by either a defective product or by neglect or willful acts or omissions by the indemnifying Party or its officers, employees, subcontractors and/or agents.
     8.02 Intellectual Property Indemnification. Company and the Parent, jointly and severally, hereby agree to indemnify, defend, and hold Peerless harmless against and from any and all claims of infringement of any U.S. patent which may arise in the production, use, marketing, and sale of the CEFCO Process, the CEFCO Process Components or the CEFCO Process Units, but only to the extent such claim is a claim of infringement by the CEFCO technology on the patent right of a third party. Peerless will provide Company with prompt notification of any such claim after which the Company will assume any resulting litigation or settlement negotiations. Peerless will be permitted to participate at its own expense, unless there will be a conflict of interest which would prevent representation by joint counsel, in which event Company will pay for the reasonable fees of Peerless’ separate counsel. Peerless will provide the Company with reasonable information, authority, and assistance necessary to perform under this indemnity. Company will reimburse Peerless for any reasonable out-of-pocket expenses, including attorney’s fees, incurred by Peerless for such assistance. Peerless agrees not to unreasonably withhold consent from any proposed settlement or disposition proposed by the Company or the Parent. If Peerless withholds consent from a proposed settlement or other disposition, Peerless shall be solely liable for any settlement, judgment, cost or other expense (including, without limitation, attorneys fees and expenses) which exceeds the amount of the proposed settlement or disposition.
     8.03 Failure to Act. In the event that the Company fails or refuses to timely assume control of the resulting litigation or settlement negotiations of such claim of infringement identified pursuant to Section 8.02, Peerless reserves the right to defend or settle such action at the Company’s sole expense, but the Company or the Parent may at any time assume such defense.
     8.04 Sole Remedy. THE FOREGOING PROVISIONS OF THIS ARTICLE 8 ARE THE SOLE AND EXCLUSIVE REMEDIES FOR INTELLECTUAL PROPERTY INFRINGEMENT AVAILABLE TO THE PARTIES.
ARTICLE 9
Term and Termination
     9.01 Term. The term of this Agreement will commence on the Effective Date and will continue in force for a period of ten (10) years from and after the first commercial sale, unless terminated earlier as set forth in this, Article 3, Article 4 or Article 9. The Parties agree that a “first commercial sale” will not include or be interpreted to include the manufacture or sale of any equipment for any pilot testing or pilot program of the CEFCO Process or CEFCO Process Units. This Agreement shall be renewable by mutual agreement as to terms and conditions for renewing an additional 10 year term, or such longer period as the Parties may agree, upon a notice to renew given by either Party between no later than July 1, 2020 for the commencement of negotiation to renew. If agreement to renew is not reached by July 12, 2020, then the Exclusivity Rights of Peerless shall cease at 5:00 p.m. EST on the anniversary date of the first commercial sale, but Peerless shall remain an authorized Licensed Manufacturer among any number of authorized or licensed manufacturers of the Company.
     9.02 Termination for Breach. If either the Parent or the Company, on the one hand, or Peerless, on the other hand, breaches any term, representation, warranty or obligation of this Agreement, the non-breaching Party may terminate the Agreement upon 30 days written notice to the defaulting Party specifying such breach. If the breaching Party does not cure the specified breach to the satisfaction of the terminating party before the end of the 30 days, the termination will be immediately effective at that time.
     9.03 Termination by Peerless. In addition to all other termination rights set forth in this Agreement, Peerless has the absolute right, at its sole option and discretion, to terminate this Agreement for any reason or no reason, at any time in its sole discretion by providing the Company with at least 30 days prior written notice of its intent to terminate. In the event Peerless exercises its right of termination under this Section 9.03, Peerless will no longer have the right to provide manufacturing services with respect to any use of the CEFCO Process (except pursuant to Section 9.04) and will no longer be required or obligated to pay any additional installment payments or royalty payments under Article 3 as of the effective date of the termination; provided that Peerless will pay Company any remaining and outstanding royalty payments in accordance with Section 3.02(a) for Manufacturing Orders that have been booked and accounted for by Peerless prior to the termination date and such royalty payments will be made in accordance with Peerless’ receipt of progress payments from the Licensed User as set forth in Section 3.02(a).When the termination hereof becomes effective, Peerless shall cease and desist from using any of the Company’s trade secrets.
     9.04 Effect of Termination. Termination of this Agreement will not affect the right of any Party to pursue any remedy for breach or violation of this Agreement or any other agreement. Upon termination of the Agreement, the exclusive license of Peerless granted pursuant to Section 2.01 shall cease; provided however that Peerless may, in its sole discretion, except where the Agreement has been terminated pursuant to Section 9.02 due to breach by Peerless, remain a Licensed Manufacturer and pay the 5% royalty fees on gross sales revenue (with no minimum royalty fee applying) as defined in Section 3.02 and otherwise on terms and conditions similar to other Licensed Manufacturers as appointed in the Territory.
     9.05 Survival. The provisions of the following Sections and Articles will survive termination of this Agreement: Section 3.04, Section 3.05, Article 5, Section 7.01, Article 8, Article 9, Section 10.01 and Article 11.
ARTICLE 10
Dispute Resolution
     10.01 Discussions. Prior to commencing any proceeding to enforce rights or seek a remedy arising out of any Dispute under this Agreement, the Parties will attempt to resolve such Dispute as set forth in this Section 10.01. Any Dispute between the Company, the Parent or their Affiliates or Subordinates, on the one hand, and Peerless or its Affiliates or Subordinates, on the other, will first be referred to the principal executives having responsibility for performance of this Agreement. Such executives will attempt in good faith to promptly resolve such Dispute. If such Dispute is not resolved within 10 days of notice to the other Party of the existence of such Dispute, the Dispute will be referred to a C-level executive of Peerless and an equivalent C-level executive of the appropriate member of the Parent or Company who will attempt in good faith to promptly resolve such Dispute. If the Dispute is not resolved within 20 days of being so referred, the Parties may institute legal proceedings according to the provisions provided in this Agreement.
ARTICLE 11
Miscellaneous
     11.01 Notices. Whenever this Agreement provides that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be deemed to have been validly served, given, or delivered (and “the date of such notice” or words of similar effect will mean the date) five days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon confirmed receipt thereof (whether by noncertified mail, telecopy, express delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

If to Peerless, at:	Peerless Mfg. Co.
14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254

Attention: Melissa G. Beare
Fax: 214.351.0194

with copies to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201

Attention: Laura Kalesnik
Fax: 214.855.8200
And to email at: lkalesnik@fulbright.com

If to the Company, at:	CEFCO Global Clean Energy, LLC
5810 Bent Trail
Dallas, Texas 75248
Attn: Robert E. Tang
Fax: (972) 818-0888
     11.02 Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflicts of laws. IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS, COUNTY OF DALLAS AND DOES HEREBY WAIVE ANY CLAIM THAT SUCH FORUM IS INCONVENIENT.
     11.03 Public Announcements. Each of the Company, the Parent and Peerless agree that neither it, nor any of its Affiliates or Subordinates will either directly or indirectly make any public announcements regarding this Agreement or the other Party without the prior written approval of each Party. Notwithstanding the foregoing, any public statement or disclosure that is required in connection with the duties or obligations of Peerless or any of its Affiliates pursuant to applicable securities laws or stock exchange requirements will not be subject to this Section 11.03.

     11.04 Integration; Amendments; Waivers. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, understandings, or agreements. This Agreement may not be amended, modified, or supplemented, or any provision of this Agreement waived, except by a writing signed by all the Parties. No custom, practice, course of dealing, or similar conduct will be deemed to amend, modify, or supplement any term of this Agreement. The failure of any Party to enforce any right or remedy under this Agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such Party, nor excuse any other Party from its obligations under this Agreement. Any waiver of any such right or remedy by any Party must be in writing and signed by the Party against which such waiver is sought to be enforced. No waiver will be deemed a continuing waiver or a waiver of any right beyond the specific right waived in such waiver.
     11.05 Further Assurances. Each Party to this Agreement shall, without the necessity of any further consideration, execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.
     11.06 Force Majeure. No Party will be deemed in default if delayed or prevented from performing its obligations under this Agreement, in whole or in part, due to an act of God, fire, flood, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, equipment, materials or facilities, delay in transportation, breakdown or accident, riot, war, terrorist attack or other cause beyond its reasonable control (a “Force Majeure Event”); provided that such party will resume full performance of this Agreement as soon as practicable following the conclusion of the Force Majeure Event; and provided further, that any adverse event resulting directly or indirectly from conditions generally affecting any industry or industry sector in which a Party operates or competes which does not have a materially disproportionate impact on the Party relative to other industry participants shall not be considered a Force Majeure Event under this Agreement.
     11.07 Headings. The headings in this Agreement are for convenience of reference only and are not part of the substance of this Agreement.
     11.08 Severability. It is not the intention of the Parties to this Agreement expressly to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement are interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation shall be rendered inoperative to the minimum extent necessary in order to not be violative as set forth above (and in lieu thereof the Parties jointly request the court to insert such provision, sentence, word, clause, or combination thereof that is as favorable as possible to the Party the rights of which were made inoperative as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, shall remain binding upon the Parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

     11.09 Assignment. Neither this Agreement nor any rights hereunder may be transferred or assigned, nor any duties under this Agreement delegated, by operation of law or otherwise, without the written consent of all parties to this Agreement.
     11.10 Business Day. Should the terms of this Agreement require the performance of any obligation or the fulfillment of any condition on a day other than a business day, such obligation or fulfillment may be delayed until midnight on the next day that is a business day for the party to perform.
     11.11 Counterparts. This Agreement may be executed in any number of counterparts, by means of facsimile or portable document format (pdf), which shall individually and collectively constitute one agreement.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

CEFCO Global Clean Energy, LLC
By:	/s/ ROBERT TANG
	Name:	Robert Tang
	Title:	President

Peerless Mfg. Co.
By:	/s/ PETER BURLAGE
	Name:	Peter Burlage
	Title:	President